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                                                                    Exhibit 12.1



                            THE BRICKMAN GROUP, LTD.
                                  EXHIBIT 12.1
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


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                                                                                                                        Period from
                                                                                                                         January 1,
                                                                                       Year Ended December 31,            2002 to
                                                                                --------------------------------------  December 19,
                                                                                  1998      1999       2000      2001       2002
                                                                                 ------    ------     ------    ------     ------
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES:
  Income before income taxes                                                      5,609    10,794     16,977    24,520     31,713
  Fixed charges                                                                  18,773    19,914     21,661    21,284     20,168
                                                                                 ------    ------     ------    ------     ------
    Earnings before income taxes and fixed charges                               24,382    30,708     38,638    45,804     51,881
  Preferred stock dividend accretion                                              7,983     9,803     11,007    12,399     13,742
                                                                                 ------    ------     ------    ------     ------
    Earnings before income taxes and fixed charges                               16,399    20,905     27,631    33,405     38,139


FIXED CHARGES:
  Interest on indebtedness, net                                                   9,662     8,958      9,492     7,550      4,841
  Amortization of deferred financing costs                                          340       356        356       371        429
  Preferred stock dividend accretion                                              7,983     9,803     11,007    12,399     13,742
  Estimated interest factor for rentals                                             788       797        806       964      1,156
                                                                                 ------    ------     ------    ------     ------
    Total fixed charges                                                          18,773    19,914     21,661    21,284     20,168


RATIO OF EARNINGS TO FIXED CHARGES                                                  0.9x      1.0x       1.3x      1.6x       1.9x
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